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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333--87512
                                                  Registration No. 333--87512-01



                 Prospectus Supplement No. 11 dated May 28, 2003

                                  $200,000,000

                            Commerce Capital Trust II
                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security) guaranteed to the extent described herein by, and convertible into the common stock of,

                             [Commerece Bank Logo]



      This is a supplement to the prospectus dated May 10, 2002 relating to resales of 5.95% Convertible Trust Preferred Securities of Commerce Capital Trust II (the "trust preferred securities") (including, for purposes of the prospectus, the related junior subordinated convertible debentures and guarantee) and Commerce Bancorp, Inc. common stock issuable upon conversion of the trust preferred securities.
      The table in the "Selling Securityholders" section on pages 73-75 of the prospectus is hereby supplemented by the addition of the following information regarding selling securityholders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other selling securityholders in the prospectus dated May 10, 2002, and in prior Supplements:

                                                      Number of Trust Preferred
                                                         Securities Owned and
               Selling Securityholder                          Offered
--------------------------------------------------------------------------------
Family Service Life Insurance Co.                                 80
Guardian Life Insurance Co.                                     4,900
Guardian Pension Trust                                           200
Park Avenue Life Insurance Co.                                    20

All of the other portions of the prospectus, as previously supplemented, remain unchanged.

See "Risk Factors" beginning on page 12 of the prospectus to read about risks you should consider before investing in the trust preferred securities.

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These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.




             The date of this prospectus supplement is May 28, 2002.